Exhibit 3.2

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “SCE TRUST X”, FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF JUNE, A.D. 2024, AT 5 O`CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
4014428 8100 SR# 20242951253	Authentication: 203783887 Date: 06-24-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF TRUST

OF

SCE TRUST X

THIS Certificate of Trust of SCE Trust X (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq., as amended from time to time) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is SCE Trust X.

2. Delaware Trustee. The name and address of the trustee of the Trust with a principal place of business in the State of Delaware are BNY Mellon Trust of Delaware, 103 Bellevue Parkway, Wilmington, DE 19809.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity but solely as Trustee

By:	/s/ Terence Rawlins
Name:	Terence Rawlins
Title:	Vice President

BNY MELLON TRUST OF DELAWARE, not in its individual capacity but solely as Trustee

By:	/s/ Dawn Plows
Name:	Dawn Plows
Title:	Associate

State of Delaware Secretary of State Division of Corporations Delivered 05:00 PM 06/21/2024 FILED 05:00 PM 06/21/2024 SR 20242951253 - File Number 4014428